                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No.  1)*
                                            ---


                                CERES GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   156772 10 5
                         ------------------------------
                                 (CUSIP Number)

                                December 27, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                                                          Page 1

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CUSIP NO. 156722 10 5
         ------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Unitrin, Inc.
      95-4255452
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY

 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5

     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9
      0

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      HC, CO

------------------------------------------------------------------------------


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 CUSIP NO. 156772 10 5
          ------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      United Insurance Company of America
      36-1896670
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IC, CO

------------------------------------------------------------------------------

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     This Amendment No. 1 amends and supplements the Schedule 13G originally filed by Unitrin, Inc. and United Insurance Company of America, dated August 4, 2000. Capitalized terms used herein and not otherwise defined have the meanings given such terms in the original Schedule 13G.

Item 1.

     (a)  Name of Issuer: Ceres Group, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

            17800 Royalton Road
            Strongsville, Ohio 44136

Item 2.

     (a)  - (c) Name, Principal Business Address and Citizenship of Persons
                Filing:

                (1) Unitrin, Inc.
                    One East Wacker Drive
                    Chicago, Illinois 60601
                    Citizenship: Delaware

                (2) United Insurance Company of America
                    One East Wacker Drive
                    Chicago, Illinois 60601
                    Citizenship: Illinois

     (d)  Title and Class of Securities: Common Stock

     (e)  CUSIP Number: 156772105

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_]  An investment adviser in accordance with
               (S)240.13d-1(b)(1)(ii)(E);

     (f)  [_]  An employee benefit plan or endowment fund in accordance with
               (S)240.13d-1(b)(1)(ii)(F);

     (g)  [_]  A parent holding company or control person in accordance with
               (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

     (a)  - (c) Amount beneficially owned, percent of class and number of shares as to which the person has:


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                                                                          Page 4

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     The information in Rows 5 through 9 and 11 on the cover pages to this
Schedule 13G are hereby incorporated by reference.

     On December 27, 2001, Ceres repurchased all of the Voting Preferred Stock from United. As a result, neither United or Unitrin is the beneficial owner of any shares of the Issuer.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Exhibit A attached to this Schedule 13G states the identification of United.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of a Group.

     Not applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose


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                                                                          Page 5

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or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      January 3, 2002
                                             -----------------------------------
                                                            Date


                                             UNITRIN, INC.

                                             By: /s/ Scott Renwick
                                             Scott Renwick
                                             Secretary


                                             UNITED INSURANCE COMPANY OF AMERICA

                                             By: /s/ Scott Renwick
                                                 -------------------------------
                                                 Scott Renwick
                                                 Vice President

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


                                                                       Exhibit A

     United Insurance Company of America, an Illinois corporation, is a wholly owned subsidiary of Unitrin, Inc.


--------------------------------------------------------------------------------

                                                                       Exhibit B

                             JOINT FILING AGREEMENT

     This will confirm the agreement by and between the undersigned that any
Schedule 13G and any amendments thereto filed with respect to the beneficial ownership by the undersigned of any shares of securities of Ceres Group, Inc. may be filed on behalf of the undersigned in accordance with Rule 13d-l(k)(1).

                                       UNITRIN, INC.

                                       By: /s/ Scott Renwick
                                           -------------------------------------
                                           Name: Scott Renwick
                                           Title: Secretary

                                       UNITED INSURANCE COMPANY
                                       OF AMERICA

                                       By: /s/ Scott Renwick
                                           -------------------------------------
                                           Name: Scott Renwick
                                           Title: Vice President

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